Exhibit 1.3

June 24, 2020

STRICTLY CONFIDENTIAL

Kitov Pharma Ltd.

One Azrieli Center (Round Tower)

132 Menahem Begin RD.

Tel Aviv, Israel 6701101

Attn: Isaac Israel, Chief Executive Officer

Dear Mr. Israel:

Reference is made to the engagement letter (the “Engagement Letter”), dated as of June 24, 2020, by and between Kitov Pharma Ltd. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive agent in any offering of securities of the Company during the “Term” (as defined in the Engagement Letter). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter.

(1)	The Company and Wainwright hereby agree to reduce the warrant coverage of Wainwright Warrants included in Section A.2 of the Engagement Letter, solely in connection with the Company’s Offering of its equity securities pursuant to the prospectus supplement dated June 23, 2020, to 5.0%.

(2)	The Company and Wainwright hereby agree to delete clauses (a), (b) and (c) included in Section A.3 of the Engagement Letter, solely in connection with the Company’s Offering of its equity securities pursuant to the prospectus supplement dated June 23, 2020.

(3)	The Company and Wainwright hereby agree to add the following to the end of the first sentence of Section A.4 of the Engagement Letter:

“; provided however that this section A.4 shall not apply solely in connection with the Company’s Offering of its equity securities pursuant to the prospectus supplement dated June 23, 2020.”

(4)	The Company and Wainwright hereby agree to amend and restate clause (i) of Section A.5 of the Engagement Letter, solely in connection with the Company’s Offering of its equity securities pursuant to the prospectus supplement dated June 23, 2020, as follows:

“(i) three months following the expiration or termination of this Agreement in the event an Offering is consummated during the Term, or”

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

The Company and Wainwright hereby agree to amend and restate the first sentence of Section B of the Engagement Letter, as follows:

“B. Term and Termination of Engagement; Exclusivity. The term of Wainwright’s exclusive engagement will begin on the date hereof and end ten (10) months following the date hereof (the “Term”).

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name:	Edward D. Silvera
Title:	Chief Operating Officer

Accepted and Agreed:

Kitov Pharma Ltd.

By:	/s/ Isaac Israel
Name:	Isaac Israel
Title:	CEO

[KTOV EA Amendment Signature Page]

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